Exhibit 99.1

Kopin Corporation Reports Financial Results for the First Quarter 2024

●	Q1 2024 product revenues increased 18% compared to the same period in 2023

●	Defense product revenues increased 28% partially offset by a 17% decrease in Industrial product revenues

●	2.7:1 Positive book-to-bill for Q1, 2024

●	Expect Double Digit Revenue Growth in 2024 over 2023

●	Received several new customer orders including a Naval Warfare Research Contract

●	Verdict received in Blue Radios Litigation

WESTBOROUGH, MA, May 14, 2024 (BUSINESSWIRE) – Kopin Corporation (“Kopin” or “the Company”) (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the first quarter ended March 30, 2024.

Commenting on the quarterly results, Michael Murray, Chief Executive Officer, stated, “We continued to make strong progress on our strategy to reset the course and focus within Kopin. Sales of our products for defense applications continued to be strong, which has been our primary focus since we initiated our new strategies in 2023. We continue to believe that 2024 revenues will have double digit-growth as the first quarter marked the entrance of new customers and projects including a new development project with the Navy Air Warfare Center for research in advanced high frame rate lens-less display architectures. Also in the first quarter, Kopin received a $20.5M order for a new weapon sight configuration deliverable in 2024 and 2025. Furthermore, the company also received a $1.4M order for a specialized weapon sight.

“Kopin continues to demonstrate very strong momentum in our book-to-bill rate which ended positively in the first quarter of 2024. We are fortunate to have many great long-standing customers who remain supportive of Kopin during this transformative time. Further, we are excited to see the benefits of these efforts as we see new designs and opportunities with our current and new customers increasing.

“Our focus remains on quality and efficiency. Over the last year, we have instituted several organizational changes to clarify accountability, established measurable goals and metrics, and brought in new program management, business development, and quality skill sets. These changes are the foundation of our growth plan. To improve cashflow and focus, we also began exploring the process of monetizing the investments we have in several companies, our Intellectual Property portfolio, and several cost reduction activities.

“The global landscape suggests aggressive tensions are increasing around the world and defense affairs are becoming more dynamic. We believe Kopin is well positioned to deliver to our soldiers and allies the defense systems they need and the innovations that enable the market and return value to our customers, society, and internal and external stakeholders.”

Mr. Murray concluded: “Regarding our recent announcement of our Blue Radios litigation, we are disappointed in the outcome and do not believe the findings were justified by the facts. We are reviewing our options, including a possible appeal of any judgment that Court ultimately enters.”

First Quarter Financial Results

Total revenues for the first quarter ended March 30, 2024, were $10.0 million, compared to $10.8 million for the first quarter ended April 1, 2023, a 7% decrease. Year-over-year product revenues increased 18%, with defense product revenues increasing by $1.8 million or 28% year over year, while industrial product revenues decreased by $0.2 million or 17%, year over year. First quarter 2024 funded research and development revenues declined by $2.0 million or 69% as certain defense development programs were completed.

Cost of Product Revenues for the first quarter of 2024 were $8.5 million, or 95% of net product revenues, compared with $6.6 million, or 87% of net product revenues for the first quarter of 2023. The increase in cost of product revenues resulted from a higher provision for excess and obsolete materials in the first quarter of 2024 compared to the first quarter of 2023.

Research and Development (R&D) expenses for the first quarter of 2024 were $2.1 million compared to $2.3 million for the first quarter of 2023, essentially flat year over year. Customer-funded R&D expense declined $0.8 million in the first quarter of 2024 as compared to the first quarter of 2023, while internal R&D increased $0.6 million year over year. The decline in customer-funded R&D programs was due to the completion of certain defense development programs.

Selling, General and Administration (SG&A) expenses were $7.2 million for the first quarter of 2024, compared to $4.6 million for the first quarter of 2023. The increase for the three months ended March 30, 2024, as compared to the three months ended April 1, 2023, was primarily due to an increase in legal fees of $2.6 million, professional fees of approximately $0.2 million, marketing expenses of $0.2 million and stock-based compensation of $0.2 million, partially offset by a decrease in bad debt expense of $0.5 million.

On April 22, 2024, a jury verdict was entered in the U.S. District Court for the District of Colorado, finding for the plaintiff, BlueRadios, Inc., and awarding approximately $5.1 million in damages as well as recommending $19.7 million in disgorgement and exemplary damages. While the court has not yet entered a final judgement, the Company has accrued the full $24.8 million judgment under the relevant accounting guidance. The Company is reviewing its options, including a possible appeal of any judgment that the Court ultimately enters.

Net Loss Attributed to Kopin Corporation for the first quarter of 2024 was ($32.5) million, or ($0.27) per share, compared with ($2.6) million, or ($0.03) per share, for the first quarter of 2023.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended March 30, 2024, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin Corporation management will host the conference call, followed by a question and answer session.

Date: Tuesday May 14, 2024

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 800-274-8461

International number: 203-518-9843

Webcast: Q1 2024 Webcast Link

Conference ID: KOPIN

The Company will also provide a link at https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through May 21, 2024.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 11155912

About Kopin

Kopin Corporation is a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products. Our products are used for soldier, avionic, armored vehicle, and training & simulation defense applications; industrial, public safety and medical headsets; 3D optical inspection systems; and consumer augmented reality (“AR”) and virtual reality (“VR”) wearable headsets systems. For more information, please visit Kopin’s website at www.kopin.com.

Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements include statements with respect to our belief that 2024 revenues will have double digit-growth; that new designs and opportunities with our current and new customers is increasing; our goals of cash flow breakeven by year-end and sustainable revenue and profitable growth in 2024; and our belief that Kopin is well positioned to deliver to our soldiers and allies the defense systems they need and the innovations that enable the market and return value to our customers, society, and internal and external stakeholders. Statements in this press release are qualified by the disclosure in our Form 10-Q relating to our ability to continue as a going concern if the recommended disgorgement and exemplary damages in our lawsuit with BlueRadios is not reduced in the final order or if we do not appeal any final decision by the court. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in our Annual Report on Form 10-K, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Display Revenues by Category (in millions)
Defense	$8.2	$6.4
Industrial/Enterprise	0.8	1.0
Consumer	-	0.3
R&D	0.9	2.9
License and Royalties	0.1	0.2
Total	$10.0	$10.8

Stock-Based Compensation Expense
Cost of product revenues	$221,000	$26,000
Research and development	144,000	17,000
Selling, general and administrative	370,000	151,000
	$735,000	$194,000

Other Financial Information
Depreciation and amortization	$195,000	$225,000

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Revenues:
Net product revenues	$9,025,366	$7,654,716
Research and development revenues	899,965	2,896,451
Other revenues	107,310	207,024
	10,032,641	10,758,191
Expenses:
Cost of product revenues	8,541,574	6,624,101
Research and development	2,100,753	2,312,217
Selling, general and administration	7,231,865	4,648,130
Litigation damages	24,800,000	-
	42,674,192	13,584,448

Loss from operations	(32,641,551)	(2,826,257)

Other income, net	93,336	236,702

Loss before provision for income taxes	(32,548,215)	(2,589,555)

Tax provision	-	(39,000)

Net loss	$(32,548,215)	$(2,628,555)

Net loss per share:
Basic	$(0.27)	$(0.03)
Diluted	$(0.27)	$(0.03)

Weighted average number of common shares outstanding:
Basic	120,114,985	105,036,382
Diluted	120,114,985	105,036,382

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	March 30, 2024	December 30, 2023
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$21,809,842	$17,902,685
Accounts receivable, net	6,801,658	9,706,036
Inventory	6,120,355	7,601,806
Contract assets and unbilled receivables	5,687,165	3,409,809
Prepaid and other current assets	1,569,627	1,210,207

Total current assets	41,988,647	39,830,543

Plant and equipment, net	2,212,691	2,163,417
Operating lease right-of-use assets	2,328,152	2,504,909
Equity investments	4,611,510	4,688,522
Other assets	124,925	124,925

Total assets	$51,265,925	$49,312,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,993,894	$7,076,759
Accrued expenses	5,426,540	5,564,187
Accrued Compensation	602,500	790,000
Customer deposits	701,777	408,156
Deferred tax liabilities	470,884	470,884
Contract liabilities and billings in excess of revenue earned	886,432	916,826
Operating lease liabilities	628,019	651,503
Accrued litigation damages	24,800,000	-

Total current liabilities	42,510,046	15,878,315

Other long term liabilities	2,135,791	2,092,124
Operating lease liabilities, net of current portion	1,680,063	1,832,982

Total stockholders' equity	4,940,025	29,508,895
Total liabilities and stockholders' equity	$51,265,925	$49,312,316